EXHIBIT 99.1

United-Guardian Declares Cash Dividend

HAUPPAUGE, N.Y., Jan. 29, 2026 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company's Board of Directors, at its meeting on January 26, 2026, declared a cash dividend of $0.25 per share, to be paid on February 17, 2026, to all stockholders of record as of the close of business on February 9, 2026. This will be the 31st consecutive year the company has paid a dividend.

Donna Vigilante, President of United-Guardian, stated, “The company’s Board of Directors has decided to once again distribute a dividend of $0.25 per share to our stockholders, which is consistent with the dividend we paid last July. Our dividend strategy balances earnings, growth initiatives, and shareholder interests. We will continue to evaluate these factors and provide dividends to our shareholders when we believe it is in the best interests of the company and its shareholders to do so.”

“With new distribution agreements in place for some key territories, new products being developed for the personal care market, and our new marketing strategy to increase the sales of Renacidin®, our most important pharmaceutical product, currently underway, we are hopeful that sales and earnings going forward will continue to improve.”

United-Guardian is a manufacturer of personal care, cosmetic, and sexual wellness ingredients, as well as pharmaceuticals and medical lubricants.

Contact:	Donna Vigilante
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.